ARTICLES OF INCORPORATION
OF
POWER SMOOTHIE CAFÉ FRANCHISING, INC.

The undersigned subscribed to these Articles of Incorporation to form a corporation for profit under the laws of the State of Florida.

FILED
2002 OCT 21 PM 12: 20

ARTICLE I

The name of the Corporation shall be:

POWER SMOOTHIE CAFÉ FRANCHISING, INC.

and its initial post office address and its principal office for the conduct of business is:

1844 North Nob Hill Road
Suite 460
Plantation, Florida 33322

ARTICLE II

The purpose of the Corporation shall be all lawful purposes under the laws of the State of Florida.

ARTICLE III

The maximum number of shares of stock of this Corporation which it is authorized to have outstanding at any one time is 500 shares of common stock at $1.00 par value. Said stock shall be non-assessable and shall be payable in lawful money of the United States or in property, labor, or in services at a just valuation to be fixed by the stockholders at a meeting duly convened and held.

ARTICLE IV

Every shareholder, upon the sale for cash of any new stock of this Corporation of the same kind, class or series as that which he or she already holds, shall have the right to purchase his or her pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.

ARTICLE V

The term for which this Corporation shall exist shall be perpetual and the business of the Corporation shall be conducted, carried on and managed by the officers of this Corporation and a Board of Directors composed of one or more members, which number may be altered from time to time by the By-Laws of this Corporation within the limitations prescribed by law.

The officers of this Corporation shall be a President, Treasurer and Secretary and any other officer as the Board of Directors may deem expedient.

ARTICLE VI

This Corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the By-Laws, but shall never be less than one. The name and address of the initial director of this Corporation is:

William J. Cullen
1844 North Nob Hill Road
Suite 460
Plantation, Florida 33322

ARTICLE VII

No contract, act or transaction of this Corporation with any person or persons, firm or other corporation, in the absence of fraud or wrongdoing, shall be affected or invalidated by the fact that any director of this Corporation is a party to or interested in such contract, act or transaction, or in any way connected with such person, persons, firm or corporation, and each and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this Corporation in which he or she may in any way be interested. Any director of this Corporation may vote upon any contract or other transaction between the

Corporation and any subsidiary or controlled company without regard to the fact that he or she is also a director of such subsidiary or controlled company.

ARTICLE VIII

The street address of the initial registered office of this Corporation is 1499 West Palmetto Park Road, Suite 210, Boca Raton, Florida 33486, and the name of the initial registered agent of this Corporation is:

Elaine M. Gatsos, Esquire

ARTICLE IX

These Articles of Incorporation of this Corporation may be amended, changed, altered or repealed in the manner now or hereafter prescribed by the Florida Statutes and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned subscribers have executed these Articles of Incorporation this 18 day of January, 2001.

Gary Abriola
Witness (sign name)
GARY ABRIOLA
(print name)
Kara Cameron
Witness (sign name)
KARA CAMERON
(Print name)

William J. Cullen
Florida Drivers License

Gary Abriola
My Commission DD140613
Expires September 15, 2006

STATE OF FLORIDA)
)ss.
COUNTY OF PALM BEACH)

Before me, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared, WILLIAM J. CULLEN, having produced a Florida Driver's License, and known by me to be the person who executed the foregoing Articles of Incorporation, and they acknowledged before me that he executed these Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid this 18th day of October, 2002.

Gary Abriola
Notary Public

Gary Abnola
My Commission DD140613
Expires September 15, 2006

My Commission No.:

My Commission Expires:

Gary Abriola
Notary Public

CERTIFICATE DESIGNATING PLACE OF BUSINESS OF DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED

Pursuant to Chapter 48.091, Florida Statutes, the following is submitted, in compliance with said Act.

The Corporation desires to organize under the laws of the State of Florida with its office as indicated in the Articles of Incorporation located at that address appoints Agent as its agent to accept service of process within this State.

ACKNOWLEDGEMENT:

Having been named to accept service of process for the above named Corporation at the place designated in this Certificate, I hereby accept this capacity and agree to comply with the provisions of said Act relating to keeping said office open.

ELAINE M. GATSOS, ESQUIRE
Registered Agent

FILED
2002 OCT 21 PM 12: 20